RENNOVA HEALTH, INC. ANNOUNCES $2,480,000 PRIVATE PLACEMENT OF CONVERTIBLE NOTE

WEST PALM BEACH, Fla. (March 5, 2018) – Rennova Health, Inc. (OTCQB: RNVA) (OTCQB: RNVAW), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, that opened its first rural hospital in Oneida, Tenn. in August 2017, announced today that it has entered into an additional issuance agreement (the “Agreement”) with certain existing institutional investors of the Company. Pursuant to the Agreement, the Company has agreed to issue a further $2,480,000 aggregate principal amount of the September 1, 2017 Senior Secured Original Issue Discount Convertible Debentures due September 19, 2019. Gross proceeds from the Agreement are expected to be $2,000,000. The closing of the offering is expected to occur on or before March 5, 2018 and is subject to, among other things, receiving certain consents and other customary closing conditions.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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